Exhibit 4.1

SINOVAC BIOTECH LTD.

and

PACIFIC STOCK TRANSFER COMPANY

as Rights Agent

THIRD AMENDMENT

TO

RIGHTS AGREEMENT

Effective as of March 6, 2018

This Third Amendment (the “Amendment”), dated as of March 6, 2018, to the Rights Agreement, dated as of March 28, 2016 (the “Rights Agreement”), as amended on March 24, 2017 and June 26, 2017, is between Sinovac Biotech Ltd., a company limited by shares under the laws of Antigua and Barbuda company (the “Company”), and Pacific Stock Transfer Company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Rights Agreement, under its current terms, will expire on the close of business on March 27, 2018;

WHEREAS, Section 26 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or Common Shares;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1.	Amendments.

1.1.         Section 7.1 of the Rights Agreement is amended to replace the reference to “March 27, 2018” with “March 27, 2019”.

1.2.         All references to the date of “March 27, 2018” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preference Shares) to the Rights Agreement shall hereby be changed to “March 27, 2019”.

2.             Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

3.             Effect of Amendment. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

4.            Benefits of Amendment. Nothing in this Amendment shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

5.            Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such invalid, void or unenforceable provision of this Amendment with a valid, legal and enforceable provision that carries out the parties’ intentions to the greatest lawful extent under this Amendment.

6.             Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.             Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.            Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, as of the day and year first above written.

SINOVAC BIOTECH LTD.

By:	/s/ Nan Wang
Name: Nan Wang
Title: Chief Financial Officer

PACIFIC STOCK TRANSFER COMPANY, as Rights Agent

By:	/s/ Joslyn G. Claiborne
Name: Joslyn G. Claiborne
Title: Director of Operations

[Signature Page to the Third Amendment to Rights Agreement]